Exhibit 10.38

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”), dated as of December 1, 2014 (the “Effective Date”), is made by and between Avanir Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 30 Enterprise, Suite 400, Aliso Viejo, California (the “Company”) and Keith Katkin (“Employee”).

RECITALS

A. It is expected that other entities or individuals may, from time to time, consider the possibility of acquiring the Company in a transaction that will result in a Change of Control (defined below), with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration may cause Employee to consider alternative employment opportunities. Accordingly, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control.

B. The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to enter into this Agreement to provide incentives to Employee to continue in the service of the Company in the event of a Change of Control.

C. The Board of Directors further believes that it is necessary to provide Employee with certain benefits upon termination of Employee’s employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed by the Company, notwithstanding the possibility of a Change of Control.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1. Definitions.

1.1 “Awards” means Employee’s outstanding stock options, restricted stock awards, restricted stock units, stock appreciation rights and other equity-based awards granted under the Company Equity Plans, in each case that remain outstanding immediately following a Change of Control.

1.2 “Base Salary” means Employee’s gross monthly salary on the date of calculation, which, for the avoidance of doubt, excludes any bonus or other incentive compensation.

1.3 “Cause” shall, if applicable, have the meaning set forth in the definitive written employment agreement between Employee and the Company (the “Employment Agreement”); provided, however, that if there is no Employment Agreement, or if the Employment Agreement does not define what shall constitute a termination for “cause” (or a substantially similar term), then “Cause” for purposes of this Agreement shall mean: (i) Employee’s material breach of this Agreement or any confidentiality agreement between the Company and Employee; (ii)

Employee’s failure or refusal to comply with the Company’s Employee Manual, the Company’s Code of Business Conduct and Ethics, or other policies or procedures established by the Company (iii) Employee’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) Employee’s misappropriation (or attempted misappropriation) of any of the Company’s funds or material property; (v) Employee’s conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; or (vi) Employee’s willful misconduct or incompetence.

1.4 “CCC” means the California Code of Civil Procedure.

1.5 A “Change of Control” shall have occurred if, and only if:

(a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or

(b) if those individuals who constituted the Board at the Effective Date (together with any directors elected or nominated by a majority of such members) cease to constitute a majority of the Board as a result of, or in connection with, a proxy solicitation made by a third party pursuant to Regulation 14A under the Securities Exchange Act of 1934; or

(c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own, directly or indirectly, more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company or of the securities of any other corporation resulting from such Transaction; or

(d) all or substantially all of the assets of the Company are sold, liquidated or distributed to an unrelated third party, other than in connection with a bankruptcy, insolvency or other similar proceeding, or an assignment for the benefit of creditors.

1.6 A “Change of Control Termination” shall have occurred if Employee’s employment by the Company, or any of its subsidiaries or affiliates, is terminated without Cause or Employee resigns in a Resignation for Good Reason, in either case subsequent to the signing of an agreement, the consummation of which would result in a Change of Control, or within 12 months following the effective date of a Change of Control.

1.7 A “Death or Disability Change of Control Termination” shall have occurred if Employee’s employment by the Company, or any of its subsidiaries or affiliates, is terminated by reason of Employee’s Disability or death, in either case subsequent to the signing of an agreement, the consummation of which would result in a Change of Control, or within 12 months following the effective date of a Change of Control.

1.8 “Disability” means (a) Employee is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months; or (b) Employee has been receiving income replacement benefits for at least three months under an accident and health plan of the service recipient as the result of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months.

1.9 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Equity Plans” means the Company’s 1994 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan and 2005 Equity Incentive Plan, and any other equity incentive plan of the Company, each as may be amended from time to time, and any stock option agreements, award notices, stock purchase agreements or other agreements or instruments executed and delivered pursuant thereto.

1.12 “Release” means a general release, in the form attached hereto as Exhibit A, by Employee of all claims against the Company and its affiliates as of the date of the Change of Control Termination.

1.13 “Resignation for Good Reason” shall, if applicable, have the meaning set forth in the Employment Agreement; provided, however, that if there is no Employment Agreement, or if the Employment Agreement does not define what shall constitute a termination for “good reason” (or a substantially similar term), then “Resignation for Good Reason” for purposes of this Agreement means a resignation based on any of the following events occurring in each case without Employee’s consent, each of which shall constitute “Good Reason,” subject to the notice and cure provisions set forth below:

(a) a material diminution in Employee’s authority, duties, reporting relationship, or responsibilities;

(b) a material diminution in Employee’s Base Salary;

(c) a material change in geographic location at which the Employee must perform the services; or

(d) any other action or inaction that constitutes a material breach of the terms of an Employment Agreement, if any.

To constitute a Resignation for Good Reason: (i) Employee must provide written notice to the Company within 90 days of the initial existence of the event constituting Good Reason, (ii) Employee may not terminate his or her employment unless the Company fails to remedy the event constituting Good Reason within 30 days after such notice has been deemed given pursuant to this Agreement, and (iii) Employee must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to remedy the event constituting Good Reason.

1.14 “Severance Payment” means severance pay in an amount equal to 24 months of Base Salary, plus an amount equal to two times the greater of (A) the aggregate annual cash bonus payment(s) received by Employee in the Company’s preceding fiscal year or (B) Employee’s target annual cash bonus amount, such payments to be paid in accordance with the terms in Section 2.1(b) below. Notwithstanding the foregoing, if the tenure of Employee’s employment with the Company at the time of termination is less than one year, then the bonus amount calculated under this Section 1.11 shall be pro rated for the partial year of service.

1.15 “Severance Period” means the 12-month period following a Change of Control Termination.

2. Change of Control Termination.

2.1 Payment upon Change of Control Termination. Subject to Sections 2.2 and 2.3, in the event of a Change of Control Termination:

(a) The Company shall promptly pay Employee all accrued but unpaid Base Salary and all accrued but unused vacation time, each through the date of termination, plus any annual cash bonus payment earned by Employee for the fiscal year preceding the year of termination to the extent unpaid at the time of termination; and

(b) The Company shall pay Employee the Severance Payment after the date of termination, which Severance Payment shall be payable in one lump-sum payment on the first payroll date that is 30 days after the date of such termination; and

(c) Employee may elect to continue insurance coverage as afforded to Employee according to COBRA, and, if such election is made, Employee shall be entitled to reimbursement of COBRA coverage for 24 months following the end of the existing coverage as an active employee. Nothing in this Agreement will extend Employee’s COBRA period beyond the period allowed under COBRA, nor is Company assuming any responsibility for Employee’s election to continue coverage. Notwithstanding the foregoing, the foregoing benefit can be provided, at the Company’s sole discretion, in the form of a lump sum taxable severance payment in lieu of the COBRA subsidy if the COBRA subsidy is found to be discriminatory pursuant to applicable law; and

(d) As of the date of termination, the vesting of all Awards shall accelerate in full and all rights of repurchase of Award shares shall immediately lapse with any performance-based vesting criteria deemed achieved at the target level of performance.

(e) In the event of a Death or Disability Change of Control Termination, subject to Section 2.2 (which shall apply pursuant to this Section 2.1(e) only in the event of a termination due to Employee’s Disability) and Section 2.3, Employee shall receive the compensation stated in Sections 2.1(a) through (d) pursuant to the same terms and conditions stated therein; provided, however, that the Severance Payment shall be pro rated by a fraction, the numerator of which is the number of days elapsed from the date of the Change of Control (or the signing of an agreement the consummation of which will result in a Change of Control, if such death or termination occurs prior to the actual Change of Control) through the date of death or termination, as the case may be, and the denominator of which is 365.

2.2 Employee Release. In consideration for the benefits set forth above in Sections 2.1(b), 2.1(c), 2.1(d) and, if applicable, 2.1(e), following either a Change of Control Termination or a Death or Disability Change of Control Termination due to Disability, as applicable, Employee shall execute and deliver the Release no later than 21 days after termination of employment. The Company shall have no obligation to pay or grant the benefits set forth in Sections 2.1(b), 2.1(c), 2.1(d) or 2.1(e) unless the Release becomes effective and irrevocable within 30 days after termination of employment.

2.3 Other Benefits. In the event that the Employment Agreement provides for specific benefits upon a Change of Control and/or a Change of Control Termination that are materially more favorable to Employee than like benefits set forth herein, then Employee shall be entitled to those benefits set forth in the Employment Agreement in lieu of the lesser like benefits set forth herein. For the avoidance of doubt, in no event shall Employee be entitled to severance compensation upon Change of Control Termination under both this Agreement and the Employment Agreement.

3. Excise Tax Cutback.

3.1 Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Employee’s Payments hereunder shall be either (1) provided to Employee in full, or (2) provided to Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

3.2 In the event the Payments are to be reduced pursuant to Section 3.1, the Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The determination any reduction pursuant to this Section 3 shall be made by a nationally recognized accounting firm selected and paid for by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date of termination of service, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. For purposes of this determination, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

4. Dispute Resolution Procedures. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS). The arbitration shall be held in Orange County, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Notwithstanding any rule of AAA or JAMS to the contrary, the provisions of Title 9 of Part 3 of the CCC including Section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCC. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all fees and costs incurred in pursuit of the claim (including reasonable attorneys’ fees) without regard to any statute, schedule, or rule of court purported to restrict such award.

5. At-Will Employment. Notwithstanding anything to the contrary herein, Employee reaffirms that Employee’s employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

6. General Provisions.

6.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-law principles.

6.2 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Employee may not assign, pledge or encumber her interest in this Agreement or any part thereof, provided, however, that the provisions of this Agreement shall inure to the benefit of, and be binding upon Employee’s estate.

6.3 No Waiver of Breach. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.

6.4 Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

6.5 Entire Agreement; Amendment. This Agreement, including Exhibit A, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, except those provisions of the Employment Agreement expressly referred to herein. This Agreement may be amended or supplemented only by writing signed by both of the parties hereto.

6.6 Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

6.7 Duplicate Counterparts. This Agreement may be executed in duplicate counterparts; each of, which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.

6.8 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender.

6.9 No Mitigation. No payment to which Employee is entitled pursuant to Section 2.1 hereof shall be reduced by reason of compensation or other income received by her for services rendered after termination of her employment with the Company.

6.10 Withholding of Taxes. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

6.11 Drafting Ambiguities; Representation by Counsel. Each party to this Agreement and its counsel have reviewed and revised this Agreement and the Release. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Release or any of the amendments to this Agreement.

6.12 Prior Agreement. This Agreement amends and restates that certain Change of Control Agreement, dated December 13, 2011, by and between the Company and Employee.

6.13 Section 409A Compliance.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Employee of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a

“separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding anything herein to the contrary, in the event that Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Agreement or otherwise) that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), to the extent necessary to avoid the imposition of excise taxes under Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee or (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.13(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

In witness whereof, this Change of Control Agreement has been executed as of the date first set forth above.

AVANIR Pharmaceuticals, Inc.

By:	/s/ DAVID J. MAZZO, PH.D.
David J. Mazzo
Chairman, Compensation Committee

Employee

/s/ KEITH A. KATKIN
Keith A. Katkin

(Print Name)

EXHIBIT A

GENERAL RELEASE

This General Release (“Release”) is entered into effective as of                 , 200    , (the “Effective Date”) by and between Avanir Pharmaceuticals, Inc., a Delaware corporation, having its principal offices at 30 Enterprise, Suite 400, Aliso Viejo, CA 92656 (the “Company”) and             , an individual residing at             (“Employee”) with reference to the following facts:

RECITALS

A. The parties hereto entered into a Change of Control Agreement dated                 , 20        (“Agreement”), by which the parties agreed that in certain circumstances Employee would become eligible for severance payments, equity acceleration and other specified benefits following a termination of service in connection with a Change of Control in exchange for Employee’s release of the Company from all claims which Employee may have against the Company.

B. The parties desire to dispose of, fully and completely, all claims that Employee may have against the Company in the manner set forth in this Release.

AGREEMENT

1. Release. Employee, for himself/herself and his/her heirs, successors and assigns, fully releases, and discharges Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively “Agents”), and all entities related to each such party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rules, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended (“ADEA”). Notwithstanding the foregoing, the Employee is not releasing (a) the right to enforce this agreement or (b) any rights to indemnification pursuant to agreement, by-law, policy or statute, if any, that the Employee maintains.

2. Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to Employee. Employee expressly waives all rights under §1542 of the Civil Code of the State of California, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

3. Waiver of Certain Claims. Employee acknowledges that he has been advised in writing of her right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to 7 days after executing this Release.

4. Confidentiality Agreement. Employee acknowledge and reaffirms that Employee’s obligations in respect of the Employee Invention Assignment, Patent, and Confidential Information Agreement entered into between the parties on             shall remain in full force and effect following the execution of this Release, and Employee hereby represents that Employee has complied and will continue to fully comply with those obligations.

5. Non-disparagement. Employee agrees that he will not at any time disparage, criticize or ridicule any of the Released Entities, or make any negative public comments, whether by way of news interviews, posting comments on, or publishing internet blogs or webpages (whether or not done anonymously), publishing and/or circulating any other form of media, or the expression of Employee’s personal views, opinions or judgments to the media, internet blogs and webpages, or otherwise (whether or not done anonymously), or to current or former officers, directors or employees of the Released Parties.

6. Cooperation. Employee agrees that Employee will cooperate with the Company (or its present and former parents, subsidiaries, affiliates or related entities) and its legal counsel in connection with any current or future litigation, pursuant to the issuance of a valid subpoena, relating to matters with which Employee was involved or of which Employee has knowledge or which occurred during Employee’s employment at the Company. Such assistance will include, but not be limited to, depositions and testimony and will continue until such matters are resolved. The Company will provide Employee with reasonable notice whenever possible of the need for cooperation; will make all reasonable efforts to schedule cooperation so as not to interfere with Employee’s employment or professional obligations; and will reimburse Employee for all reasonable travel, lodging and meal costs incurred in providing requested assistance.

7. Return of Property. Employee represents that Employee has returned to the Company all company property and equipment of any kind in Employee’s possession or control. This includes computer equipment (hardware and software), BlackBerry, iPhone or similar device, credit cards, office keys, security access cards, badges, identification cards and all files, documents, copies (including drafts) of any documentation or information (however stored), relating to the business of the Released Parties, their clients or prospective clients.

8. Nonsolicitation. Employee hereby covenants and agrees that for a period of twelve months following the effective date of this Release, Employee shall not, without the written consent of the Company, either directly or indirectly: solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company or any of its direct or indirect subsidiaries or affiliates.

9. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

10. Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

11. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. Counterparts. This Release may be executed simultaneously in counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

13. Dispute Resolution Proceedings. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in Orange County, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Notwithstanding any rule of AAA or JAMS to the contrary, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure (the “CCC”) including Section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCC. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all fees and costs incurred in pursuit of the claim (including reasonable attorneys’ fees) without regard to any statute, schedule, or rule of court purported to restrict such award.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

15. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

16. Amendment. This Agreement may be amended or supplemented only by writing signed by Employee and the Company.

Dated:
Employee Name